BROWNING-FERRIS INDUSTRIES, INC.

         PROXY - ANNUAL MEETING OF STOCKHOLDERS - MARCH 2, 1994


P         The undersigned stockholder of record on January 7, 1994,
     of Browning-Ferris Industries, Inc., a Delaware corporation
R (the "Company"), hereby appoints WILLIAM D. RUCKELSHAUS and GERALD K. BURGER, either one or both of them, proxies of
O the undersigned, with full power of substitution, to vote, as designated below, at the annual meeting of stockholders of the
X Company to be held on March 2, 1994, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy
Y Freeway, Houston, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:


          To elect the following five nominees to serve as directors for three-year terms and until their successors are duly elected and qualified:



          Harry J. Phillips, Sr.                  Louis A. Waters
          Robert M. Teeter                      Peter S. Willmott
          Marc J. Shapiro


                                                  SEE REVERSE
                                                     SIDE




    Please mark your
 X  votes as in this example
- ---



     This Proxy is solicited on behalf of the Board of Directors and will be voted. If no direction is made, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposals
(2), (3) and (4).






  The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.


                             FOR    WITHHELD
1.  Election of
    Directors
    (see reverse)            ----     ----
For, except vote withheld from the
following nominee(s):

- ---------------------------------

                             FOR  AGAINST ABSTAIN
2.  Proposal to
    approve the appoint-
    ment of Arthur Andersen  ----  ----     ----
    & Co. by the Board
    of Directors as aud-
    itors for the Com-
    pany's 1994 fiscal
    year,



                             FOR  AGAINST ABSTAIN
3.  Proposal to
    approve the
    adoption of             ----   ----    ----
    the Company's
    1993 Stock
    Incentive Plan,



                             FOR  AGAINST ABSTAIN
4.  Proposal to approve
    the adoption of the     ----   ----    ----
    Company's 1993 Non-
    Employee Director
    Stock Plan,



all as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.


                              Please sign your name here exactly as
                              it appears hereon.  Joint owners must
                              each sign.  When signing as attorney,
                              executor, administrator, trustee or
                              guardian, please give your full title
                              as it appears hereon. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              ------------------------------------

                              ------------------------------------
                              Signature(s)                  Date




                                [LOGO]



                    BROWNING-FERRIS INDUSTRIES, INC.



    -----------------------------------------------------------------

                      Notice of 1994 Annual Meeting

                                   and

                             Proxy Statement

    -----------------------------------------------------------------





                                Important

         Please sign and date your proxy and promptly return it
                        in the enclosed envelope.





                                 [Logo]


                    Browning-Ferris Industries, Inc.
                              P.O. Box 3151
                          Houston, Texas 77253







                            January 27, 1994






TO OUR STOCKHOLDERS:

You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Browning-Ferris Industries, Inc. on March 2, 1994, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott
Westside, 13210 Katy Freeway, Houston, Texas.

Whether or not you plan to be present, please sign and return your proxy as soon as possible, so that your vote will be recorded; a self-addressed envelope is provided.



                         William D. Ruckelshaus
                   Chairman and Chief Executive Officer



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock:

Notice is given hereby that the Annual Meeting of Stockholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company" or "BFI"), will be held on March 2, 1994, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas for the following purposes:


(1) To elect five nominees to serve as directors for three-year terms and until their successors are duly elected and qualified.


(2) To consider and vote upon a proposal to approve the selection by the Board of Directors of Arthur Andersen & Co. as auditors for the Company's 1994 fiscal year.


(3)  To consider and vote upon the approval of the Company's 1993
     Stock Incentive Plan.



(4)  To consider and vote upon the approval of the Company's 1993
     Non-Employee Director Stock Plan.



(5) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.



The Board of Directors has determined that only those persons who were holders of record of Common Stock of the Company at the close of business on January 7, 1994, the record date, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.


                             By Order of the
                           Board of Directors,


                            Gerald K. Burger
                      Vice President and Secretary

Houston, Texas

January 27, 1994


Please date, sign and return the enclosed Proxy in the accompanying envelope at your earliest convenience.


                              PROXY STATEMENT


Introduction


This Proxy Statement and the enclosed form of proxy will be first sent or given to stockholders on or about January 27, 1994, in connection with a solicitation of proxies by the Board of Directors of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company" or "BFI"), to be used at the Annual Meeting of Stockholders of the Company to be held on March 2, 1994, at 2:00 p.m., Houston Time, in the Grand Ballroom, Marriott Westside, 13210 Katy Freeway, Houston, Texas and at any adjournment thereof (the "Meeting"), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Company's principal executive offices are located at 757 N. Eldridge, Houston, Texas 77079.


All shares represented by valid proxies received in time for the Meeting, and not revoked, will be voted. Unless the stockholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders:


     FOR the election as directors of the Company of those five nominees for director for three-year terms, as listed under the caption "Election of Directors" herein;


     FOR the approval of the selection by the Board of Directors of Arthur Andersen & Co. as auditors for the Company's 1994 fiscal year.


     FOR the approval of the Company's 1993 Stock Incentive Plan.



     FOR the approval of the Company's 1993 Non-Employee Director Stock
     Plan.


The persons named as proxies in the enclosed form of proxy, William
D. Ruckelshaus, Chairman and Chief Executive Officer of the
Company, and Gerald K. Burger, Vice President and Secretary of the Company, were selected by the Nominating Committee of the Board of Directors of the Company.

The form of proxy enclosed is for use at the Meeting if a stock-holder is unable to attend or does not desire to vote in person. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is exercised, including by executing another proxy and delivering it to the Company's election judge at the Meeting or by voting in person at the Meeting.

Record Date and Voting at the Meeting


The holders of record on January 7, 1994, the record date, of Common Stock, $.16-2/3 par value (the "Common Stock"), of the Company will be entitled to one vote per share on each matter submitted to the Meeting. At the close of business on the record date, there were outstanding 174,459,248 shares of Common Stock.
No other voting securities of the Company were outstanding at the close of business on the record date. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.



The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Meeting is re-quired for (a) the election of directors, (b) approval of the ap-pointment of independent auditors, (c) the approval of the 1993 Stock Incentive Plan, (d) the approval of the 1993 Non-Employee Director Stock Plan, and (e) the approval of such other matters as may properly come before the Meeting or any adjournment thereof.



In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposals to approve the appointment of auditors, the approval of the 1993 Stock Incentive Plan or the approval of the 1993 Non-Employee Director
Stock Plan are treated as votes against the particular proposal. Broker non-votes on the proposals on the election of directors, the appointment of auditors, to approve the 1993 Stock Incentive Plan or to approve the 1993 Non-Employee Director Stock Plan are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.


Annual Report


The Company's Annual Report to Stockholders for the fiscal year ended September 30, 1993 has been or is being furnished to stockholders of record on January 7, 1994. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.


Security Ownership of Management


As of January 21, 1994, the Company had no "parent," as that term is defined in regulations promulgated under the Securities Exchange Act of 1934, as amended, and none of its officers or directors beneficially owned any equity securities of any of the Company's subsidiaries, other than director's qualifying shares.



The following table sets forth, as of January 21, 1994, the amount of the Company's Common Stock beneficially owned by each of its directors and nominees for directors, each executive officer named in the Summary Compensation Table, and all directors, nominees for director and executive officers as a group, based upon information obtained from such persons:




         Amount and Nature of Beneficial Ownership
         -----------------------------------------

             Sole Voting    Options
 Name of        and       Exercisable    Other      Percent
Individual   Investment    Within 60   Beneficial     of
or Group       Power         Days      Ownership     Class
- -----------------------------------------------------------

William D.
Ruckelshaus     25,500    1,050,000    1,264 (1)       *

Bruce E.
Ranck           80,440      212,060    3,691 (1)       *

Norman A.
Myers          310,122      176,450    3,718 (1)       *

Louis A.
Waters           5,780      103,750    3,339 (1)       *

Richard
Goodyear         2,500       23,750      -0-           *

William T.
Butler           2,500       30,000      -0-           *

C. Jackson
Grayson, Jr.    15,200       45,000      -0-           *

Gerald
Grinstein         -0-        30,000    1,000 (2)       *

Harry J.
Phillips, Sr.  382,820      304,450    5,246 (1)       *

Joseph L.
Roberts, Jr.      -0-        30,000      -0-           *

Marc J.
Shapiro          2,000         -0-       -0-           *

Robert M.
Teeter           2,000       30,000      -0-           *

Marina v.N.
Whitman          1,000        7,500      -0-           *

Peter S.
Willmott         6,000       30,000      -0-           *

All Executive
Officers,
Nominees for Director
and Directors
as a Group
(19 persons)   848,847    2,225,770   24,603         1.7%
                                                     ----

- -------------------
*Less than one percent.

(1) Represents shares allocated to the employee through his participation in the Company's Employee Stock Ownership and Savings Plan, according to the latest statement for said plan. Such shares held in the Employee Stock Ownership and Savings Plan can be voted by each employee, and each employee has investment authority over the shares of Company Common Stock held in his account in such plan, except for Company Common Stock acquired with Company matching contributions. In the case of a tender offer, the trustee shall tender or not tender Company Common Stock as directed by each participant.

(2)  Shares held jointly with spouse.



Security Ownership of Certain Beneficial Owners


According to the following institutions' respective Form 13F filings with the Securities and Exchange Commission for the period ended September 30, 1993, the following institutions were known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock of the Company:


                   Name and          Amount and
                  Address of         Nature of      Percent
Title of          Beneficial         Beneficial       of
 Class              Owner            Ownership       Class
- -----------------------------------------------------------

BFI Common Stock  INVESCO CAPITAL    15,316,272(1)   8.8%
                   MANAGEMENT, INC.
                  1315 Peachtree
                   Street, N.E.
                  Atlanta, GA 30309


BFI Common Stock  SANFORD C.         10,295,947(2)   5.9%
                   BERNSTEIN &
                   CO., INC.
                  One State Street
                   Plaza
                  New York, NY
                   10004


(1) Represents sole or shared investment discretion over BFI Common Stock held by IVESCO Capital Management, Inc., a holding company for investment advisory subsidiaries. These affiliated investment advisory subsidiaries reported a combined sole and shared voting power of 8,868,197 shares of BFI Common Stock, representing a 5.1% voting authority of the outstanding shares of BFI Common Stock.



(2)  Represents sole or shared investment discretion over BFI
     Common Stock. Entity has less than five percent of voting authority of the outstanding BFI Common Stock.


                           ELECTION OF DIRECTORS

Nominees


The membership of the Company's Board of Directors is classified into staggered three-year terms. Four persons, Harry J. Phillips, Sr., Robert M. Teeter, Louis A. Waters and Peter S. Willmott, are current directors whose terms would otherwise expire and are being nominated to serve for three-year terms and until their respective successors have been duly elected and qualified. Marc J. Shapiro is a new nominee for director. Pursuant to the Company's By-laws, the Company's
Board of Directors has set its size at fourteen members. The directors and nominees for directors whose terms will continue after the date of the Meeting total thirteen. Since the Company's Nominating Committee only nominated the persons listed in this proxy statement prior to its completion, the proxies being solicited cannot be voted for more than five nominees; however, pursuant to the Company's By-laws, the Board of Directors can fill director vacancies.



It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the five nominees named in the proxy for a three-year term, unless otherwise directed by the stockholder. Management does not contemplate that any of the nominees will become unavailable, but if for any reason that should occur before the Meeting, it is expected either (a) that the persons named in the proxy will vote for another nominee or nominees to be selected by the Board of Directors, or (b) that the number of directors will be reduced accordingly.



The following table contains certain information as of January 18, 1994, with respect to the persons who have been nominated to serve a three-year term as directors and for the Company's other directors who are currently serving terms expiring in 1995 or 1996:




                     Positions         Served
                    and Offices         as a           Expiration
                     with the         Director         of Present
    Name              Company          Since     Age      Term
- ----------------  ------------------  --------  -----  ----------
William D.        Chairman, Chief       1987      61      1996
Ruckelshaus        Executive Officer
                   and Director(1)

Bruce E. Ranck    President, Chief      1990      45      1996
                   Operating Officer
                   and Director(1)

Norman A. Myers   Vice Chairman, Chief  1978      58      1996
                   Marketing Officer
                   and Director(1)

*Louis A. Waters  Chairman of BFI       1969      55      1994
                   and International, Inc.
                   and Director(1)(2)

William T.        Director(2)(4)        1990      61      1995
Butler

C. Jackson        Director(3)(5)        1979      70      1995
Grayson, Jr.

Gerald Grinstein  Director(4)(6)        1990      61      1996

*Harry J.         Director(1)(2)        1970      64      1994
 Phillips, Sr.

Joseph L.         Director (3)          1991      58      1995
Roberts, Jr.

*Marc J.       Nominee for Director      N/A	     46       N/A
Shapiro

*Robert M.        Director(3)(6)        1989      54      1994
 Teeter

Marina v.N.       Director(4)(5)        1992      58      1995
Whitman

*Peter S.         Director(5)(6)        1991      56      1994
Willmott

__________________

(1) Member of the Executive Committee
(2) Member of the Finance Committee
(3) Member of the Pension Benefit Committee
(4) Member of the Compensation Committee
(5) Member of the Audit Committee
(6) Member of the Nominating Committee

* Indicates current nominees for director for a three-year term expiring in 1997 and until their respective successors have been elected and shall qualify.


Background of Nominees for Director and Other Directors


Mr. Ruckelshaus was elected a director in June 1987 and Chairman of the Board and Chief Executive Officer in October 1988. Since August 1985, he has served as an attorney of counsel to the law firm of Perkins Coie, but his active involvement with the firm ceased when he joined the Company in October 1988. He served as President of William D. Ruckelshaus Associates, an environmental consulting firm, from August 1985 to September 1988. Mr. Ruckelshaus was the first Administrator of the United States Environmental Protection Agency and served again as its Administrator from May 1983 to January 1985. Mr. Ruckelshaus also serves as a director of Cummins Engine Company, Monsanto Company, Nordstrom, Inc., Texas Commerce Bancshares, Inc. and Weyerhaeuser Company. He also serves as a director or trustee of several educa-tional and charitable organizations.


Mr. Ranck became President and Chief Operating Officer of the Company in November 1991, having served as Executive Vice President (Solid Waste Operations-North America) of the Company since October 1989 and a director since March 1990. Prior to that time, he served the Company as a Regional Vice President in one of the Company's regions for a period in excess of five years. He also serves as a director of Junior Achievement of Southeast Texas, Inc.

Mr. Myers was elected a Vice President of the Company in December 1970, became an Executive Vice President in July 1976, a director in February 1978, Chief Marketing Officer in March 1981 and Vice Chairman of the Board in December 1982. Mr. Myers is a director of My Friends, a foundation for children in crisis.


Mr. Waters, Chairman and President of BFI International, Inc. and Chairman of the Finance Committee, served as Chairman of the Executive Committee from September 1980 until September 1988.
He served as Chairman of the Board from August 1969 to September 1980. Mr. Waters serves as a director or trustee of several business, educational and charitable organizations.



Dr. Butler serves as President and Chief Executive Officer of Baylor College of Medicine in Houston, Texas, a position he has held since 1979. He is a director of C.R. Bard, Inc., First City Bancorporation of Texas and Lyondell Petrochemical Company. Dr. Butler is the Past Chairman of the Association of American Medical Colleges and serves as a director, officer and/or member of several professional and civic organizations.



Mr. Grayson is the founder and Chairman of the Board of American Productivity and Quality Center, a privately funded educational and research center located in Houston, Texas, a position he has held with the Center since its formation in 1975. Mr. Grayson also serves as a director of Harris Corporation, Whitman Corporation, ORYX Energy, Infomart and First City Bancorporation of Texas.


Mr. Grinstein has served as Chairman and Chief Executive Officer and a director of Burlington Northern Inc. and Burlington Northern Railroad Company since February 1989. He also served as the President of these companies from February 1989 until July 1991. He served as Vice Chairman of Burlington Northern Inc. from April 1987 until December 1988. Mr. Grinstein served as Chairman of the Board of Western Air Lines, Inc. from 1983 to 1984, President and Chief Operating Officer from 1984 to 1985, Chief Executive Officer from 1985 to 1986 and from 1986 to 1987, he was Chairman and Chief Executive Officer. For a period in excess of five years ending in 1987, he was a partner in the Seattle, Washington law firm of Preston Thorgrimson Ellis & Holman. Mr. Grinstein also serves as a director of Delta Air Lines, Inc., Seafirst Corporation and Sundstrand Corporation.


Mr. Phillips, Chairman of the Executive Committee, was Chairman of the Board and Chief Executive Officer from September 1980 until he resigned from those positions in September 1988. Mr. Phillips is a director of National Commerce Bancorporation, Memphis, Tennessee and a director or trustee of several other business and charitable organizations.


Dr. Roberts is Senior Pastor of the Ebenezer Baptist Church in
Atlanta, Georgia. He also serves as a member of the Board of Southerners for Economic Justice and other civic organizations.


Mr. Shapiro is Chairman, President and Chief Executive Officer of Texas Commerce Bancshares, Inc. and its principal subsidiary, Texas Commerce Bank National Association. He also serves as an Executive Officer of Chemical Banking corporation. In 1987, he became Chief Executive Officer of Texas Commerce Bank National Association, and in 1989, he became Chief Executive Officer of Texas Commerce Bancshares, Inc. He also serves as a director of the Banker's Roundtable, Weingarten Realty Investors and Santa Fe Energy Resources, Inc. and as a director or trustee of several business, educational and charitable organizations.


Mr. Teeter is President of Coldwater Corporation, a strategic planning and public affairs consulting firm. From 1979 to 1987, he served as President of Market Opinion Research. He is also a director of United Parcel Service, Detroit and Canada Tunnel Corporation and Durakon Industries, Inc., and a director or trustee of several business, educational and charitable organizations.


Dr. Whitman has served as as Distinguished Visiting Professor of Business Administration and Public Policy at the University of Michigan since September 1992. Previously, she spent thirteen years General Motors Corporation, six years as Vice President and Chief Economist and seven years as Vice President and Group Executive, Public Affairs Staffs. She currently serves as a director of Procter & Gamble Company, Chemical Banking Corporation and UNOCAL Corporation, and is a member, director or trustee of several educational and professional organizations.



Mr. Willmott was Chairman, President and Chief Executive
Officer of Carson Pirie Scott & Co., Chicago, Illinois, from 1983 to 1989, and since 1989, he has served as Chairman and Chief Executive Officer of Willmott Services, Inc., Chicago, Illinois. He serves as Chairman of MacFrugal's Bargains and Close-Outs, Inc. and is a director of Federal Express Corporation, International Multifoods Corporation, Maytag Corporation, Morgan Keegan & Co. and Zenith Electronics Corporation, as well as being a director of various nonpublic corporations and educational or charitable organizations.



The members of the Company's Executive, Audit, Compensation, Finance, Nominating and Pension Benefit Committees are reflected in the preceding table. The Executive Committee may exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as delegated by the By-laws of the Company or the Board of Directors to another standing or special committee, or as reserved by the Board of Directors, but the Executive Committee does not have the power to elect or remove officers, approve a merger of the Company, recommend a sale of substantially all the Company's assets, recommend a dissolution of the Company, amend the Company's By-laws or Restated Certificate of Incorporation, declare dividends on the Company's outstanding securities, or, except as expressly authorized by the Board, issue any of the Company's Common Stock or Preferred Stock.


The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits; reviews reports from the independent accountants; and meets with such independent accountants and with the Company's internal auditors and financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies.

The Compensation Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers; loans to or guarantees of obligations of such persons and some employee loans; and the administration of the stock incentive plans of the Company.

The Finance Committee oversees the long-term financial planning, capital requirements and other financial needs of the Company; explores sources and alternatives for meeting such requirements and needs; makes recommendations to the Board of Directors or the Executive Committee regarding authorizing the borrowing of funds or the issuance of debt or equity securities; and oversees and reviews the finances of the Company as necessary or advisable to supplement those activities of the Executive Committee and the Audit Committee.


The Nominating Committee is empowered to recommend to the whole Board of Directors nominees for election as directors and persons to fill director vacancies and newly created directorships; recruit potential director candidates; recommend changes to the whole Board of Directors concerning the responsibilities and composition of the Board of Directors and its committees; select the membership of the proxy committee charged with voting solicited proxies at stockholder meetings; and review proxy comments received from stockholders relating to the Board of Directors. In addition, the Nominating Committee will review stockholders' suggestions of nominees for director that are submitted in writing to the Nominating Committee, at the address of the Company's principal executive offices, not less than 90 days in advance of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders.


The Pension Benefit Committee oversees the administration and results of operation of the pension plans maintained by the Company and its subsidiaries, including the Company's Employee Stock Ownership and Savings Plan; confers with and receives reports from the actuary and investment managers of the Company's Retirement Plan; provides oversight of the pension plans maintained by the Company's subsidiaries; and reviews and makes recommendations to the Company concerning all material proposed changes to any of such pension plans.


During the last fiscal year, the Executive Committee held eight meetings and took numerous actions by unanimous written consent in lieu of meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings and took numerous actions by unanimous written consent in lieu of meetings, the Finance Committee held two meetings, the Pension Benefit Committee held one meeting, the Nominating Committee held four meetings and the Board of Directors held six meetings. No incumbent director attended fewer than 75 percent of the aggregate number of board meetings and meetings of committees on which he or she served.


                     COMPENSATION COMMITTEE REPORT
                                  ON
                         EXECUTIVE COMPENSATION


The Compensation Committee of the Board of Directors of Browning-Ferris Industries, Inc. (the "Committee") is pleased to present its 1993 report on executive compensation. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which 1993 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Committee meets regularly and is comprised entirely of non-employee directors.


Compensation Philosophy and Overall Objectives of Executive
Compensation Programs --

It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate financial performance and increases in shareholder value. The following objectives, which were previously adopted by the Committee, serve as the guiding principles for all compensation decisions:

     - Provide a competitive total compensation package that enables the Company to attract and retain key executives.

     - Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     - Provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of shareholders.


The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The program for fiscal 1994 has also been designed so that the compensation paid to the named executives meets the requirements to be deductible under the Internal Revenue Code's $1 million compensation limit.


Compensation Program Components --

The Committee regularly reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. This entails a reevaluation of both the total compensation levels and the individual components, as weighted relative to one another, of the compensation program for executive officers including base salary, annual incentives and stock option awards. In determining competitive levels, the Committee obtains and utilizes information such as executive compensation surveys and comparative analyses of compensation data in proxy statements provided by the Company's human resources staff, outside compensation consultants and other sources. The Company's incentive plans are designed to link directly to financial performance measures; therefore, the actual value of an executive's compensation package will vary based on the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.


Base Salary -- It is the objective of the Committee to establish base salary levels for the Company's executive officers that are generally comparable to similar executive positions in companies of similar size and complexity as the Company. The
Company obtains information on such other companies through published national executive compensation surveys. The Company focuses primarily on revenue size in those surveys and additional factors, such as asset size, number of employees and service industry classifications. The survey data includes a substantial number of companies beyond those reflected in the Dow Jones
Pollution Control Index used in the performance graph, which includes only five companies. Actual salaries are based on individual performance contributions relative to a competitive salary range, for each position, that the Committee considers to be reasonable and necessary. The competitive range generally includes the 50th percentile (median) through the 75th percentile of the market data. However, other factors, including background, experience and scope of accountability, can influence the determination of the appropriate salary level for an executive officer. The Committee approves all salary changes for the Company's officers, and bases individual salary changes on a combination of factors such as the performance of the executive, salary level relative to the competitive market, the salary increase budget for the Company and recommendation of the Company's Chairman and Chief Executive Officer. In this regard, all named executives have employment agreements (see "Employment and Consulting Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, pursuant to the agreements, base salaries may not be decreased. In addition to those executive officers granted increases during fiscal 1993 which averaged 3.9%, three executive officers received promotional increases to reflect significant expansion of their respective responsibilities. Included in the promotional increases granted, the Committee established a new base salary for Mr. Ranck during fiscal 1993, as recommended by the Company's Chairman and Chief Executive Officer, in recognition of the responsibilities he accepted as President and Chief Operating Officer one and one-half years earlier.



Annual Incentive Compensation -- The Company's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings per share goals, subject to a return on assets threshold. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives and operating results that the Committee believes are primary determinants of share price over time. In particular, the plan aims to focus corporate behavior on consistent and steady earnings growth as measured by return on assets and earnings per share. In addition, with the exception of Messrs. Ruckelshaus and Ranck whose incentive objectives are based 100% on financial performance, each of the executive officers has specific individual performance objectives which include both qualitative and quantitative criteria focused on the priorities within their areas of functional accountability. These objectives support the Company's overall business strategies and have been determined to be drivers of corporate performance. Individual objectives represent no more than 25% of the incentive award for executive officers and are specific to strategic direction and management of Company growth, stakeholder matters and subsidiary financial performance.
Targeted awards for executive officers of the Company under the plan represent the 50th percentile of the targeted awards reported for the executive positions of companies of similar size and complexity as the Company, as obtained from the same executive compensation surveys noted above. In determining these targeted levels, the comparison was based on an analysis of total cash compensation paid as well as the reported target award levels as a percentage of base salary. Actual awards are proportionately decreased or increased on the basis of the Company's and executive's performance, with the maximum award available being two times the target incentive. All financial goals and performance measures are established by the Committee at the beginning of the fiscal year. For fiscal 1993, a nineteen percent growth in earnings over fiscal 1992 was established as the performance level required for payout of target incentive awards.
Actual fiscal 1993 performance resulted in 70% of the target incentive attributable to financial performance being approved by the Committee for payment to executive officers. Under Mr. Ruckelshaus' employment agreement, he is nevertheless guaranteed an annual incentive award of 25% of base salary, or one-half of his target annual incentive opportunity, which the Committee determined to be reasonable and necessary to attract and retain him as Chairman and Chief
Executive Officer. For fiscal 1993, the amount of Mr. Ruckelshaus' actual incentive award, based on the Company's financial performance, exceeded the guaranteed portion.



Stock Option Program -- The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of shareholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options generally on an annual basis, giving them the right to purchase shares of Common
Stock of the Company at a specified price in the future. As with other components of executive compensation, the Committee establishes a competitive range of annualized long-term incentive award values based on the executive's pay level, position and compensation mix, as compared to companies of similar size and complexity, as reflected in the same executive compensation surveys noted above. The Committee's competitive range does not exceed the 50th percentile of the survey data. The annualized award range is then converted to actual numbers of stock options with the value of such options estimated by using the Black-Scholes option valuation model. This option valuation model is based upon assumptions related to stock price volatility, interest rates and dividend yield. The actual number of options granted relative to the range is based upon the executive's contributions and performance. Additionally, from time to time, special circumstances (i.e., significant changes in position or responsibilities, etc.) may be considered in making an option award, and there have been instances, in prior year grants, of exceptions to the normal range, where the Committee deemed it to be appropriate. Options granted in fiscal 1993 to executive officers generally fell within the Committee's competitive range. While a past front-loaded grant of stock options was considered during the fiscal 1993 grant of stock options to the Company's Chairman and Chief Executive Officer, generally, past stock option grants are not considered when determining the number of stock options to grant in a given year. As further described below, Mr. Ruckelshaus' option award for fiscal 1993 was based on factors other than normal award practices. In the case of Mr. Waters, the level of his option award in 1993 was made pursuant to his employment agreement; this agreement has since been modified to follow the normal grant practices which the Committee has adopted. Options granted in fiscal 1993 have terms of ten years, become exercisable, subject to certain exceptions, in one-fourth annual increments beginning one year after the date of grant, and have an option price equal to 100% of the fair market value of the Company's
Common Stock on the date of grant. No stock options granted from the current plans have been repriced, nor will the Committee consider option repricing in the future.


Discussion of 1993 Compensation for the Chairman and Chief
Executive Officer


In considering the compensation for the Chairman and Chief Executive Officer for fiscal 1993, the Committee has reviewed his existing compensation arrangements and both Company and individual performance. The 1988 employment agreement between the Company and Mr. Ruckelshaus was structured to provide him with a fully competitive base salary and annual incentive opportunity and a front-loaded grant of stock options. The Committee has made the following determinations regarding Mr. Ruckelshaus' compensation:



     - Base salary remained unchanged through fiscal 1992 from the base salary authorized in 1988. During fiscal 1993, Mr. Ruckelshaus' base salary was adjusted from $806,000 to $850,000 based on the Committee's positive assessment of his performance and contributions as Chairman and Chief Executive Officer, which included the Company's fiscal 1993 increases in net income before special charge of 22% and in earnings per share before special charge of 13%. This places his salary slightly above the 75th percentile of the survey data which the Committee has determined to be appropriate and reasonable.



    - Based on the financial performance of the Company for fiscal 1993, the Committee approved the computed annual incentive award of $297,500. This represents an incentive award equal to 70% of the target established for Mr. Ruckelshaus at the beginning of the fiscal year. The Company's earnings per share performance in fiscal 1993 was equal to 70% of the goal that had been established for earnings per share performance. Of the $297,500 annual award, $212,500 (or 25% of base salary) was the guaranteed portion pursuant to Mr. Ruckelshaus' employment agreement.


     - Stock options for 20,000 shares of the Company's Common Stock were awarded during fiscal 1993 primarily in view of Mr. Ruckelshaus' voluntary waiver of his fiscal 1992 guaranteed annual incentive award of 25% of base salary and to align his interests with those of the shareholders. The estimated value of these 20,000 options, based on the Black-Scholes option valuation methodology, was approximately equivalent to his guaranteed award. No other stock option grants were awarded to Mr. Ruckelshaus during fiscal 1993.


As indicated in the discussion above, the Company's executive compensation program is based primarily on improved financial performance and returns to shareholders. For fiscal 1993, the Committee's decisions took into consideration the fact that financial performance, as measured by earnings per share, was above that achieved for fiscal 1992, however, not yet at the level of expected full performance.



Summary -- After its review of all existing components, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company compares. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performances, yielding awards that are directly linked to the annual financial and operational results of the Company. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns that are generated on the behalf of the shareholders. Finally, the Committee is actively engaged in identifying and designing alternative stock-based incentive programs, including minimum ownership and retention guidelines, to enhance executive stock ownership and further reinforce and align the executive's long-term interests with those of the Company's shareholders.


                         Compensation Committee
                       of the Board of Directors*


                       Gerald Grinstein, Chairman
                           Robert M. Teeter
                          Marina v.N. Whitman



*    Mr. Robert M. Teeter resigned from the Compensation
     Committee on September 17, 1993, and Dr. William T. Butler was appointed to the Compensation Committee on December 7, 1993. Dr. Butler did not participate in any discussions regarding executive compensation for the Company's named executives for fiscal 1993.



Executive Compensation

The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended September 30, 1993, exceeded $100,000.



                         SUMMARY COMPENSATION TABLE

                                                 LONG-TERM
                                                COMPENSATION
            ANNUAL COMPENSATION                    AWARDS
- -----------------------------------------------------------------------
   (a)        (b)     (c)        (d)      (e)        (f)        (g)
                                                 Securities
                                         Other   Underlying     All
Name and                                Annual     Stock       Other
Principal                               Compen-   Options     Compen-
Position      Year   Salary     Bonus    sation   (Shares)    sation(2)
                                         (2)(3)
- -----------   ----  --------  --------  --------  --------  -----------

William D.    1993  $828,000  $297,500    $1,807(2) 20,000  $  4,497
Ruckelshaus,  1992   806,000   -0- (1)     -0-      80,000     4,364
Chairman of   1991   806,000   -0- (1)               -0-
Board and
Chief
Executive
Officer

Bruce E.      1993   425,500   190,000     -0-      50,000    4,497
Ranck,        1992   371,000   -0-         -0-     210,000    4,364
President     1991   371,000   -0-                  29,000
and Chief
Operating
Officer

Norman A.     1993   467,000   177,650     -0-      45,000     4,497
Myers         1992   459,000   -0-         -0-      45,000     5,269
Vice          1991   448,800   -0-                  15,000
Chairman
and Chief
Marketing
Officer

Louis A.      1993   348,900   148,952     -0-     145,000   179,723(5)
Waters(4)     1992   341,500   -0-         -0-      67,500   168,938(5)
Chairman      1991   N/A       N/A                 N/A
of BFI
International,
Inc.

Richard       1993   303,000     82,000    32,174(8) 20,000   -0-
Goodyear      1992   112,500(6) 150,000(7) 88,656(8) 75,000   -0-
Senior        1991   N/A        N/A        N/A       N/A
Vice
President
and
General
Counsel



(1) Mr. Ruckelshaus waived receipt of his guaranteed incentive compensation for fiscal years 1991 and 1992.
(2) Pursuant to the transitional provisions set forth in the proxy rules, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year.
     For fiscal years 1992 and 1993, the All Other Compensation column includes the amount of the Company's match for each executive officer under the BFI Employee Stock Ownership Plan, except for Mr. Goodyear who did not participate in the Plan during fiscal years 1992 and 1993. The Other Annual Compensation amount for Mr. Ruckelshaus for fiscal 1993 represents the above-market interest rate on his deferred compensation that exceeds 120% of the applicable federal long-term rate.
     See "Deferral Agreement" hereafter for a discussion of Mr. Ruckelshaus' Deferral Agreement.
(3) Excludes perquisites and other personal benefits, unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(4)  Mr. Waters was not an executive officer during fiscal year 1991.
(5) Includes $161,880 and $175,226 in retirement pay for fiscal years 1992 and 1993 earned for 20 years of service with the Company prior to his current position as Chairman of BFI International, Inc. Mr. Waters, as beneficiary, receives trust payments paid in accordance with a trust agreement. See "Employment and Consulting Agreements" herein for a discussion of Mr. Waters' employment agreement.
(6) Consists of four and one-half months of base salary for Mr. Goodyear, who was elected Senior Vice President and General Counsel effective May 11, 1992; he was not employed by the Company prior to that time.
(7) Consists of a reporting bonus and a guaranteed incentive compensation payment to Mr. Goodyear pursuant to his employment agreement.
(8) These payments for moving expenses and tax gross-ups with respect to such expenses were made in connection with Mr. Goodyear's relocation to Houston, Texas. See "Certain Transactions - Housing Relocation". The amounts paid in connection with the Company's purchase and subsequent sale of Mr. Goodyear's home in Bellaire, California, have not been included in the Summary Compensation Table, because those amounts are not considered by the Company to be compensation to Mr. Goodyear under applicable Internal Revenue Service regulations.



Performance Graph


The following performance graph compares the performance of the Company's Common Stock to the S & P 500 Index and to the Dow Jones Pollution Control Index (which includes the Company, Chambers Development Co., Inc. (Class A), Ogden Corp., Rollins
Environmental Services, Inc. and WMX Technologies, Inc.) for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1988 and that all dividends were reinvested.



      COMPARISON OF FIVE-YEAR CUMULATIVE RETURN


200  ________________________________________________
180  ________________________________________________
160  ________________________________________________
140  ________________________________________________
120  ________________________________________________
100  ________________________________________________
 80  ________________________________________________
 60  ________________________________________________
 40  ________________________________________________
 20  ________________________________________________
  0  ________________________________________________

  1988     1989      1990     1991      1992      1993

               FISCAL YEAR ENDED SEPTEMBER 30

- - -  BFI
- - -  S&P 500 Index
- - -  Dow Jones Pollution Control Index



                                 September 30,
                      ----------------------------------
                      1988  1989  1990  1991  1992  1993
                      ----  ----  ----  ----  ----  ----
BFI                    100   153   116    76    95    95

S & P 500 Index        100   133   121   158   175   197

Dow Jones Pollution    100   148   139   146   141   125
Control Index


(Textual description of performance graph for EDGAR transmission -- the chart compares the performance of BFI Common Stock over a five-year period to the S & P 500 Index and the Dow Jones Pollution Control Index, as reflected in the numerical data under the chart, with 100 representing the invested value in BFI Common Stock and the two indices at September 30, 1988).



Director Compensation


In fiscal 1993, non-employee members of the Board of Directors were paid an annual retainer fee of $20,000, and this amount has been increased to $30,000 ($20,000 to be paid in cash and $10,000 to be paid in Company Common Stock, assuming stockholder approval of the 1993 Non-Employee Director Stock Plan) for fiscal 1994, and are also compensated in varying annual amounts for participation on committees. Employee-directors of the Company do not receive any additional compensation from the Company for their service as a director.
All members of the Executive Committee are employee-directors.
Members of the Audit Committee receive $8,000 (Chairman receives $12,000); Compensation Committee members receive $6,000 (Chairman receives
$9,000); the non-employee member of the Finance Committee receives
$6,000 (Chairman is an employee-director); and Nominating and Pension Benefit Committee members receive $4,000 (Chairman of each committee receives $6,000). In addition, non-employee directors are paid attendance fees of $1,000 for each meeting of the Board of Directors and $500 for committee meetings.


Mr. Teeter is the President of Coldwater Corporation, a strategic planning and public affairs consulting firm. He is a director of BFI and served on the Compensation Committee of BFI's Board of Directors until September 17, 1993, when he resigned as a member of the Compensation Committee. Since 1989, Coldwater Corporation has advised the Company with respect to strategic planning, policy development, public opinion analysis and public affairs, under an annual consulting agreement, at a fee of $50,000 per year. The Company considers the terms of the consulting agreement to be reasonable and to contain terms substantially similar to those the Company would have effected with an unrelated party. The Company believes that the existence of the consulting agreement did not affect Mr. Teeter's independence as a member of the Compensation Committee during his service on that committee.

As part of its corporate charitable giving program, the Company makes cash contributions directly to various charitable organizations, including organizations with which certain directors are affiliated. The Company does not consider these contributions to be compensation to the directors who are affiliated with such organizations. The Company's charitable giving program does not include any "director legacy" donations.

Employment and Consulting Agreements


William D. Ruckelshaus, Chairman of the Board and Chief Executive Officer of the Company, has an Employment Agreement with the Company, which has a continuously renewing five-year term until he reaches age 65, and continuing year to year thereafter until terminated by the Company or Mr. Ruckelshaus. The agreement provides for (i) the payment of a minimum annual base salary, currently in the amount of $850,000; (ii) an annual cash incentive bonus of not less than 25% of base salary, payable on a date elected by Mr. Ruckelshaus and such additional cash bonus as the Compensation Committee may determine; and (iii) participation in all Company benefit plans and programs. Mr. Ruckelshaus also has the right to elect part-time status, after attaining the age of 62, for periods decreasing from four years through age 65 to one year at age 68.


Bruce E. Ranck and Norman A. Myers are each parties to employment agreements with the Company, which have continuously renewing five-year terms until age 65, and continuing year to year thereafter until terminated by the Company or the employee, and which provide for the payment of minimum annual base salaries and for partic-ipation by the employee in all Company benefit plans and programs. The current annual salary for Messrs. Ranck and Myers is $480,000 and $475,000, respectively.


The employment agreements include provisions governing part-time status, termination and change of control. If the Company should terminate an agreement other than for cause (as defined in the agreements), or the Company breaches the agreement, or the employee is not elected and serving in his current capacity for the Company, or the employee's duties or responsibilities are materially changed or diminished (without his consent) from his current duties, the agreement may be terminated by either party on a date up to five years after notice of termination is given. During that ensuing period, the employee would continue his employ-ment on a part-time basis and be available to consult with the Company. Generally, the employee's compensation while on part-time status would be 75 percent of the average of the employee's compensation (including salary and bonus) for the two highest of the three years prior to the employee going on part-time status.
In the event that Messrs. Ruckelshaus, Ranck and Myers were termi-nated without cause during 1994 or if the employee terminated the agreement because of a breach by the Company, the annual compensation on part-time status would be approximately $728,400, $380,200 and $415,400, respectively, subject to an annual cost-of-living adjustment. A part-time status employee would continue to participate in the Company's benefit plans and programs. The agreement with each employee also provides that he may elect part-time status upon attaining the age of 62, at reduced annual compensation, subject to an annual cost-of-living adjustment, but without any participation in the Company's incentive compensation plan.



In the event of a change of control of the Company, the employee may elect to receive a lump sum payment equal to three times the employee's average annualized base compensation includable in gross income over the five taxable years preceding the tax year in which the change of control occurs. If a change of control were to occur during 1994 and the election to take the change of control payment were made by Messrs. Ruckelshaus, Ranck and Myers, they would receive approximately $2,599,100, $1,942,500 and $2,092,300, respectively. The election by the employee to take the change of control payment would be in lieu of other benefits and rights under such employee's agreement, except, generally, amounts payable under pension, insurance and similar plans, reimbursement for legal and other advisory expenses and certain stock option and indemnification rights.



Louis A. Waters has an employment agreement with a continuously renewing five-year term until terminated by either the Company or the employee, and provides for a current base salary of $369,990, subject to an annual cost-of-living adjustment. The agreement also has a change of control payment provision. If a change of control were to occur during 1994 and the election to take the change of control payment were made, Mr. Waters would receive approximately $2,538,300. After twenty years of services, Mr. Waters began to receive a monthly retirement benefit on February 1, 1989, which will be reduced in the future by any payments that Mr. Waters receives pursuant to the Company's retirement plan. His current monthly retirement benefit payment is approximately $14,365. This retirement benefit payment is provided by a trust at a bank, of which Mr. Waters is the beneficiary. The Company provides annual funding ($154,889 in fiscal 1993) in an amount actuarially deter-mined to provide Mr. Waters' retirement benefit. For fiscal 1993, the Company made an accrual of $252,000 for Mr. Waters' future retirement benefits. The trust agreement also has change of control provisions which, if a change of control occurs, requires the trustee to make an immediate distribution of the trust assets, which would reduce any remaining obligations of the Company to provide such benefits to Mr. Waters.



Richard Goodyear has an employment agreement with the Company, which has a term ending January 15, 1997. On December 31, 1993,
Mr. Goodyear stepped down as the Company's Senior Vice President and General Counsel, and he began inactive status effective
January 15, 1994. His compensation while on inactive status, as fixed by his employment agreement, is $229,500 annually and he continues to participate in the Company's benefit programs.



Harry J. Phillips, Sr., in accordance with his employment agreement that provides for the election of part-time employment status after reaching age 62, elected part-time status on February 1, 1992. He was a full-time employee of the Company prior to February 1, 1992. His part-time status will continue until he reaches age 65 and will continue thereafter for a renewing one year term until notice of termination is given by either him or the Company. His current base salary, as provided under his employment agreement, is $200,000 and is to compensate him for his services rendered as a part-time status employee of the Company. The agreement also has a change of control payment provision. If a change of control were to occur during 1994 and the election to take the change of control payment were made, Mr. Phillips would receive approximately $4,153,500.
Pursuant to the Company's retirement plan and the Company's Benefit Restoration Plan, Mr. Phillips is receiving monthly retirement benefit payments of approximately $20,600.


Stock Option Plans


The Company currently maintains three plans (the "Plans"), pursuant to which options to purchase shares of the Company's Common Stock are outstanding or available for future grants. Two additional plans are being submitted for stockholder approval at this Annual Meeting of Stockholders. The purpose of the Plans is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. Except for options on Common Stock granted to members of the Compensation Committee of the Board of Directors (the "Compensation Committee") that were granted by the Executive Committee of the Board of Directors prior to January 21, 1991 and options to be granted pursuant to a formula under the 1993 Non-Employee Director Stock Plan being submitted for stockholder approval, all options on Common Stock are granted by the Compensation Committee.


The following table shows, as to the Chief Executive Officer and the four most highly compensated executive officers of the Company, information about option grants in the last fiscal year. The
Company does not grant any Stock Appreciation Rights.



                    OPTION GRANTS IN LAST FISCAL YEAR


                                                                 Grant
                      Individual Grants                        Date Value
- -------------------------------------------------------------  ----------
   (a)          (b)          (c)          (d)          (e)        (f)

                                                                 Grant
                          Percentage                              Date
             Number of     of Total                             Present
            Securities      Options                               Value
            Underlying   Granted to                            Based on
              Options     Employees    Exercise                  Black-
              Granted     in Fiscal      Price     Expiration   Scholes
   Name       (Shares)       1993     (Per Share)     Date      Model(2)
- -----------  ----------   ----------  -----------  ----------  ----------
William D.    20,000(1)      1.1%       $24.81     11/30/2002  $  196,000
Ruckelshaus

Bruce E.      50,000(1)      2.7%        24.81     11/30/2002     490,000
Ranck

Norman A.     45,000(1)      2.5%        24.81     11/30/2002     441,000
Myers

Louis A.     145,000(1)      7.9%        24.81     11/30/2002   1,421,000
Waters

Richard       20,000(1)      1.1%        24.81     11/30/2002     196,000
Goodyear

_____________________

(1) Stock options granted on December 1, 1992 under the Company's 1990 Stock Option Plan. Twenty-five percent of option became fully exercisable on December 1, 1993 and, subject to certain acceleration provisions, 25% per year thereafter on a cumulative basis.
(2) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of BFI Common Stock to be $9.80 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of .368 based on the prior three years of month-end closing stock prices of BFI Common Stock,
    (b) a risk-free rate of return of 5.88%, which approximates the 10-year Treasury bond rate, (c) BFI Common Stock dividend yield of 2.74%, and (d) a ten year period from time of grant until exercise.



The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the Chief Executive Officer and the four most highly compensated executive officers. The Company does not grant any Stock Appreciation Rights.


             AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                  AND SEPTEMBER 30, 1993 OPTION VALUES


    (a)         (b)       (c)           (d)                  (e)

                                 Number of Securities
                                     Underlying
                                     Unexercised           Value of
                                     Options at      Unexercised In-the-
                                 September 30, 1993    Money Options at
                                      (Shares)       September 30, 1993(1)
                                 _________________________________________
              Shares
             Acquired
                on      Value     Exer-     Unexer-   Exer-      Unexer-
   Name      Exercise  Realized   cisable   cisable  cisable     cisable
- -----------  --------  --------  ---------  -------  --------  -----------

William D.     -0-     $ -0-     1,045,000  100,000  $    -0-  $  485,600
Ruckelshaus

Bruce E.       -0-       -0-       199,560  260,000   393,100   1,274,700
Ranck

Norman A.      -0-       -0-       165,200   90,000   251,600     273,200
Myers

Louis A.       -0-       -0-        67,500  212,500       -0-     409,700
Waters

Richard        -0-       -0-        18,750   76,250    54,000     162,000
Goodyear

(1) Computed based upon the difference between aggregate fair market value and aggregate exercise price.



Retirement Plans

The Company has a defined-benefit retirement plan (the "Plan"), covering all United States employees of the Company, except certain employees subject to collective bargaining agreements and certain other employees covered by other plans not made a part of the Plan.

The following table shows the estimated annual benefits payable upon retirement to persons in specified salary and bonus levels and years of credited service classifications, including any amounts payable pursuant to the Plan and the BFI Benefit Restoration Plan described below:


 Assumed
Final Five-
   Year
 Average
Salary and
  Bonus                     Years of Credited Service (1)
- ---------------------------------------------------------------------
                  10         15         20         25         30        35
            --------    ---------  --------  ---------  ---------- --------
$  150,000 $ 18,797   $  28,194  $  37,593  $  46,991  $  56,389  $ 65,787
   200,000   25,939      38,909     51,878     64,848     77,817    90,787
   300,000   40,225      60,337     80,450    100,562    120,674   140,787
   500,000   68,797     103,194    137,593    171,991    206,389   240,787
   700,000   97,368     146,052    194,735    243,419    292,103   340,787
   900,000  125,939     188,909    251,878    314,848    377,817   440,787
 1,200,000  168,797     253,194    337,593    421,991    506,389   590,787

__________________

(1) The benefit levels in the table above reflect the reduction of 60 percent of the Primary Social Security Benefit, as provided in the Plan. The benefits illustrated in the table above assume a Primary Social Security Benefit of $1,279.60 per month, based upon the law in effect on January 1, 1994 and assume normal retirement in 2002 at age 65.



The remuneration covered by the Plan consists of the salaries and bonuses paid to Plan participants, including salaries and bonuses set forth in columns (c) and (d) of the Summary Compensation Table. Messrs. Ruckelshaus, Ranck, Myers, Waters and Goodyear, respectively, have 4, 22, 25, 22, and 1 years of credited service under the Plan. The Plan provides for (i) past service credit for most eligible employees who were employed by the Company or one of its subsidiaries when the Plan became effective in April 1976, (ii) normal retirement at age 65 with an early retirement option at age 55 for eligible employees, (iii) a vested benefit after five years of vesting service, (iv) retirement income of approximately 50 percent of final average earnings after 35 years of credited service and (v) spouse and disability benefits. All officers and employee-directors of the Company are covered by the Plan.

Currently, the Internal Revenue Code limits the pension from the Plan to $115,641 and limits the pay used to calculate pensions to $235,840; these amounts are indexed annually to the changes in Social Security benefits. If the pension to any person would be limited by Section 415 of the Internal Revenue Code, such amounts otherwise payable to the Plan participant pursuant to the Plan would be paid directly to such participant by the Company in full, pursuant to the provisions of the BFI Benefit Restoration Plan. The purpose of the BFI Benefit Restoration Plan is to pay all participants in the Plan the full retirement benefit otherwise payable to them but for the benefit limitations imposed by Section 415 of the Internal Revenue Code.

Deferral Agreement

William D. Ruckelshaus, Chairman of the Board and Chief Executive Officer of the Company, entered into a Deferral Agreement with the Company on December 28, 1988. The Deferral Agreement for Mr. Ruckelshaus provides for the deferred payout of a portion of his salary and incentive compensation, as elected periodically in advance by Mr. Ruckelshaus. The Company established a bookkeeping account (the "Account") evidencing the amount of the Company's obligation to Mr. Ruckelshaus under the Deferral Agreement. The Account is credited with long-term market rates of interest. Each deferred payout from the Account will be made at the date selected by Mr. Ruckelshaus at the time he elected each deferral. See "Employment and Consulting Agreements" and "Incentive Compensation" for further information concerning Mr. Ruckelshaus' compensation arrangements with the Company. All amounts deferred for Mr. Ruckelshaus for fiscal 1993 have been reflected in the Summary Compensation Table.

Certain Transactions


Housing Relocation
- ------------------

During fiscal 1992, the Company's Board of Directors elected Richard Goodyear as Senior Vice President and General counsel of the Company. The Company reimbursed Mr. Goodyear for expenses associated with his relocation to Houston, Texas in the amount of $88,656 in fiscal 1992 and $32,174 in fiscal 1993. During fiscal 1992, the Company purchased Mr. Goodyear's home in Bellaire, California at its appraised value of $2,850,000. After applying the proceeds received from the sale of Mr. Goodyear's home, the Company paid $1,420,035 to the management relocation company as payment for its carrying costs of mortgage, taxes and insurance, loss on sale and selling expenses, including real estate commissions, which the Company does not consider to be compensation to Mr. Goodyear under applicable Internal Revenue Service regulations. The Company considers this financial arrangement for the sale of his prior residence to be usual and customary and appropriate to encourage him to accept employment as a member of the Company's senior management. See "Employment and Consulting Agreements" for a discussion of the terms of Mr. Goodyear's employment agreement with the Company. Effective January 15, 1994, Mr. Goodyear has gone on inactive employment status.


Harry J. Phillips, Jr.
- ----------------------

Harry J. Phillips, Jr. resigned as an officer and director on June 26, 1989, and pursuant to the terms of his employment agreement, he elected part-time employment status, which continues for a five year term. His current base salary is $359,000, which is subject to an annual cost-of-living adjustment, and he participates in all of the Company's benefit plans for five years. He is the son of Harry J. Phillips, Sr., a director of the Company.

Louis A. Waters
- ---------------

See discussion under "Employment and Consulting Agreements" for information concerning the trust established and funded by the Company in order to provide the retirement benefits that Mr. Waters is entitled to receive pursuant to the terms of his prior employment agreement with the Company.


Wasserman/Katz
- --------------

Wasserman/Katz is a management consulting firm located in Ellicott City and Potomac, Maryland. Craig W. Wasserman, Ph.D., the managing partner of the firm, is the brother-in-law of Bruce E. Ranck, BFI's President, Chief Operating Officer and a director. During fiscal 1993, Wasserman/Katz provided management consulting services to the Company, and was paid $175,000 for such services, in addition to reimbursement for expenses. Such services will continue in fiscal 1994. The Company believes that these services have been provided on terms substantially similar to those the Company would have effected with an unrelated party.


Litigation


On October 4, 1991, a lawsuit styled Browning-Ferris Industries,
Inc., Derivatively by Sally M. Yeager, and on her own behalf and on behalf of all others similarly situated, v. William D. Ruckelshaus et al. was filed in the United States District Court for the Eastern District of Pennsylvania. The defendants include certain former and current directors and/or officers of the Company, including certain nominees for director. The suit was transferred by the court to the United States District Court for the Southern District of Texas. The suit is a purported derivative action brought by Sally M. Yeager, as a shareholder of the Company. The plaintiff seeks to have the action certified as a class action with plaintiff as the class representative. The complaint seeks damages against the individual defendants, but does not seek damages against the Company. The complaint also seeks various injunctive relief with respect to the Company's corporate suffrage process, including declaring the Company's proxy materials from 1987 to 1991 to be false and misleading and to declare the election of directors from 1987 to 1991 to be null and void.
Another purported class action, with generally similar allegations, was also filed in the United States District Court for the Southern District of Texas. On October 25, 1991, a derivative lawsuit styled Susan E. Cohen, Trustee for Robert Cohen, et al. v. William
D. Ruckelshaus et al. was filed in the United States District Court for the Southern District of Texas. The lawsuit alleges various breaches of fiduciary duty, waste of corporate assets and unjust enrichment. The litigation purports to be a derivative action on behalf of the Company against the individual defendants and does not seek any damages from the Company. These cases were consolidated as the case of In Re Browning-Ferris Industries, Inc. Stockholder Derivative Litigation, in the United States District
Court for the Southern District of Texas. On March 3, 1993, the court granted the defendants' motion to dismiss the stockholder derivative litigation. The court ruled that the complaint did not allege facts that, if proven, would establish a claim under federal law, and because the federal court's jurisdiction of the state law claims was dependent on the maintenance of the federal law claims, the court dismissed the litigation. On April 1, 1993, the plaintiffs filed a notice of appeal to the Fifth Circuit Court of Appeals.


     PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen & Co. as independent auditors of the Company and its subsidiaries for the fiscal year ending September 30, 1994. This appointment was made subject to the approval of the Company's stockholders. Accordingly, the following resolution will be offered at the Meeting:

     "RESOLVED, that the appointment by the Board of Directors of Browning-Ferris Industries, Inc. of Arthur Andersen & Co. as the auditors of the Company and its subsidiary companies for the fiscal year ending September 30, 1994, is hereby approved."

Arthur Andersen & Co. has been serving the Company in this capacity for the past twenty-one years and has advised the Company that it will have in attendance at the Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Meeting.


          PROPOSAL RESPECTING 1993 STOCK INCENTIVE PLAN
     AND PROPOSAL RESPECTING 1993 NON-EMPLOYEE DIRECTOR STOCK PLAN


Upon the recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"), the Board of Directors adopted, and is submitting for stockholder approval, the 1993 Stock Incentive Plan (the "1993 Plan") and the 1993 Non-Employee Director Stock Plan (the "Director Stock Plan"). Complete copies of both plans are attached hereto as Annex A. The following description of these plans is qualified in its entirety by reference to Annex A, which is hereby incorporated herein by reference as if fully set forth herein.


Under the 1993 Plan, options to purchase up to an aggregate of 7,000,000 shares of Common Stock (including stock awards and restricted stock grants) may be granted to certain executives, key employees, employee-directors and consultants of the Company and its subsidiary corporations, but no more than 500,000 shares of the total 7,000,000 shares of Common Stock may be awarded as stock awards and restricted stock grants. Under the Director Stock Plan, the total amount of Common Stock with respect to which Options and Common Stock paid in lieu of non-employee-directors' annual retainer shall not exceed 250,000 shares. Only non-employee directors of the Company are eligible to participate in the Director Stock Plan. In the event an option expires or is terminated or cancelled, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to an option under either plan.



The purpose of the plans is to benefit the Company and its subsidiary corporations through the maintenance and development of its management and non-employee directors by offering to such individuals an opportunity to become owners of the Common Stock of the Company and is intended to advance the best interests of the Company by increasing their proprietary interest in the success of the Company and its subsidiary corporations. There are seven non-employee directors eligible to participate in the Director Stock Plan, and there are approximately 850 employees eligible to participate in the 1993 Plan.



Subject to stockholder approval of each plan, at January 21, 1994, 1,514,200 Options had been granted under the 1993 Plan, and no stock awards or restricted stock had been awarded under the 1993 Plan.
No Options or Common Stock paid in lieu of non-employee - directors' annual retainers has been awarded under the Director Stock Plan.
If stockholders approve the Director Stock Plan, the first grants of stock options and stock in lieu of the annual retainer fee will be made on the day following the Annual Meeting. The maximum number of shares of Common Stock which may be covered by options granted to any one person under the 1993 Plan is 300,000 shares.
An aggregate maximum of thirty percent of the shares covered by the 1993 Plan may be granted in options to employee-directors as a group.



The 1993 Plan and the granting of options thereunder will be administered by the Compensation Committee. The Compensation
Committee has the power to determine which persons shall receive options under the 1993 Plan and the number of shares of Common
Stock to be issued to each participant pursuant to stock awards and restricted stock grants. No Options, stock awards or restricted stock will be granted under the 1993 Plan, nor will any Options be granted or Common Stock paid in lieu of non-employee directors' annual retainers under the Director Stock Plan subsequent to December 6, 2003. The Director
Stock Plan is designed to be a formula plan and will be administered by the Board of Directors. An option to purchase
5,000 shares of Common Stock shall be granted to each new non-employee director the day following the Annual Meeting at which such director is first elected or appointed to the Board as a director. Thereafter, each eligible non-employee director shall receive annual option grants the day following the Annual Meeting to purchase 2,500 shares of Common Stock. In addition, after stockholder approval, the Director Stock Plan provides that each non-employee director shall be issued each year, on the day following the Annual Meeting, shares of Common Stock, in payment of one-third of such director's annual retainer fee for his or her service as a director of the Company (i.e., currently, the one-third is $10,000, with the aggregate retainer fee being $30,000). The number of shares shall be determined based on fair market value. Such Common Stock paid in lieu of the annual director retainer's fee is restricted for three years and is subject to forfeiture upon certain events during the three-year restricted period. Assuming shareholder approval of the Director Stock Plan, an aggregate of 22,500 options to purchase shares of Common Stock shall be granted on the day following the Annual Meeting.



The terms and conditions applicable to each option granted under the 1993 Plan will be, subject to the Plan, determined by the Compensation Committee at the time of grant of each option, and may vary with each option granted. Under the Director Stock Plan, options are granted for a term of ten years and become exercisable beginning one year after date of grant in annual increments of 25%. Under both plans, no stock option can be exercised earlier than six months from the date of grant.



In general, an option granted under the 1993 Plan will terminate the earlier of the date of expiration or thirty days after severance of the optionee's relationship with the Company as an employee, affiliate or director.



Special rules apply if an optionee dies or if an optionee is retired in good standing from the employ of the Company or a subsidiary by reason of age or disability.



An option granted under the Director Stock Plan will terminate on the earlier of the date of expiration or one year after the date of ceasing to serve as a director. Special rules also apply if an optionee dies or if the optionee has ceased to serve as a director on or after attaining the age of sixty-two years.



Adjustments will be made under the 1993 Plan and the Director Stock Plan in the number of shares of Common Stock which are issuable upon exercise of options and in the price per share thereof to protect the holders of options against dilution in the event of any subdivision or consolidation of Common Stock or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in shares of Common Stock effected without receipt of consideration by the Company. Adjustments will also be made as necessary in the event of mergers, consolidations and sales of substantially all the assets of the Company. In the event of a sale or merger or consolidation in which the Company is not the surviving corporation or if the Company sells substantially all of its assets and is liquidated, however, the Compensation Committee of the Company may cancel such options under the 1993 Plan as of the effective date of merger, consolidation or sale and liquidation, provided that notice of such cancellation is given, and the holder of an option under the 1993 Plan and the Director Stock Plan shall have the right to exercise any non-qualified option held for at least six months (and any incentive option held for at least one year) in full during the period preceding the effective date of such merger, consolidation or sale and liquidation.


The price of a share of Common Stock purchasable upon exercise of an option granted under the 1993 Plan and the Director Stock Plan may not be less than the fair market value of a share of Common Stock on the date such option is granted. Under both plans, the option price may be paid either in cash or (unless the option provides otherwise and subject to certain restrictions) by tendering Common Stock having a value equal to the option price. No Options may be repriced under either the 1993 Plan or the Director Stock Plan.

Options granted under the 1993 Plan and Director Stock Plan will not be transferable by the optionee other than by will or under the laws of descent and distribution and will be exercisable only by him or his legal guardian or representative during his lifetime.
No option, however, may be exercised more than ten years after the date of grant under the 1993 Plan or the Director Stock Plan.


The Board of Directors has the power to amend, terminate or suspend the 1993 Plan or the Director Stock Plan; provided, however, that to the extent required to qualify the plan under Rule 16b-3 of the Securities Exchange Act of 1934, the Board may not materially increase the aggregate number of shares of Common Stock which may be issued under either plan, materially modify the requirements as to eligibility for participation in either plan or materially increase the benefits accruing to participants under either plan, without stockholder approval, and provided further that with respect to the Director Stock Plan, the Board may not amend the plan more than once every six months that would change the amount, price or timing of the initial and annual grant or the Common Stock issued in lieu of the annual retainer fee, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder.


The table below shows the Options that have been granted to date to each of the following persons or groups under the 1993 Plan. No
Options have been granted under the Director Stock Plan.



                New Plan Benefits Under the 1993 Plan(1)


       Name and                Dollar           Number
       Position                Value            Units
- ----------------------         --------        ---------

William D.                     (2)                   -0-
Ruckelshaus, Chairman,
Chief Executive
Officer and Director

Bruce E. Ranck,                (2)                55,000
President, Chief
Operating Officer and
Director

Norman A. Myers, Vice          (2)                50,000
Chairman, Chief
Marketing Officer and
Director

Louis A. Waters,               (2)                44,400
Chairman of BFI
International, Inc.
and Director

Richard Goodyear,              (2)                20,000
Senior Vice President
and General Counsel(3)

Executive Officer              (2)               248,400
Group

Non-Executive Director         (2)                44,400
Group

Non-Executive Officer          (2)                71,100
Employee Group

All Employees as a             (2)             1,514,200
Group

_________________
(1) Additional Options under the 1993 Plan can be granted to the named executive officers, but no more than 300,000 Options can be granted to any participant under the 1993 Plan.
(2) All Options granted under the 1993 Plan as of December 7, 1993, have been granted at the exercise price of $25.44 per share.
     The actual value, if any, a person may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The closing price of BFI Common Stock on January 21, 1994, as reported in The Wall Street Journal, was $29-3/8.
(3)  Inactive employment status, effective January 15, 1994.



While the 1993 Plan provides for the issuance of both incentive stock options and non-qualified options, no incentive stock options have been granted under the 1993 Plan. Incentive stock options may only be granted to employees of the Company and its subsidiary corporations, whereas non-qualified options may be granted to employees, directors and consultants of the Company and its subsidiary corporations. The two types of options are subject to differing federal income tax treatment.



                              TAX STATUS



Incentive Stock Options

The grant of incentive stock options to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his employment with the Company or a subsidiary, or within a specified period after termination of employment due to death or retirement for age or disability under then established rules of the Company. However, the excess of the fair market value of the shares of stock as the date of exercise over the option price is a tax preference item for purposes of determining an employee's alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of (i) two years from the date of grant of the incentive stock option, and
(ii) one year after the transfer of the shares to him (the "Waiting Period") will generally recognize long term capital gain or loss on the sale.



An employee who disposes of his incentive stock option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over
(b) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.



The Company will not be entitled to a deduction as a result of the grant of incentive stock option, the exercise of an incentive stock option, or the sale of incentive stock option shares after the Waiting Period. If an employee disposes of his incentive stock option shares in an Early Disposition, the Company will be entitled to deduct the amount of ordinary income recognized by the employee.



Non-Qualifed Stock Options

The grant of non-qualified sotck options under the 1993 Plan and Director Stock Plan will not result in the recognition of any taxable income by the participants. A participant will recognize income on the date of exercise of the non-qualified stock option equal to the difference between (i) the fair market value on that date of the shares acquired, and (ii) the exercise price. The tax basis of these shares for purposes of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the option. The income reportable on exercise of the option by an employee is subject to federal and state income and employment tax withholding.



Generally, the Company will be entitled to a deduction in the amount reportable as income by the participant on the exercise of a non-qualified stock option.



Stock Awards

Stock awards involve the issuance of shares of stock, without other payment, as additional compensation for services to the Company. The receipient will recognize taxable income equal to the fair market value of the shares on the date of the award, which becomes the tax basis in a subsequent sale. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the recipient.



Restricted Stock Grants and Stock Issued in Lieu of Director's Annual
Retainer

Restricted stock granted under the 1993 Plan and stock issued in lieu of the director's annual retainer for service as a member of the Company's Board of Directors under the Director Stock Plan (the "Restricted Stock Grants") generally will not be taxed to the recipient, nor deductible by the Company, at the time of grant. Restricted Stock Grants involve the issuance of stock to a participant subject to specified restrictions as to sale or transferability of the stock and/or subject to a substantial risk of forfeiture. On the date the restrictions lapse, and the stock becomes transferable or not subject to a substantial risk of forfeiture, whichever is applicable, the recipient recognizes ordinary income equal to the excess of the fair market value of the stock on that date over the purchase price paid for the stock, if any. The participant's tax basis for the stock includes the amount paid for the stock, if any, and the ordinary income recognized. The Company is entitled to a corresponding tax deduction for the amount of ordinary income recognized by the participant.



Compensation Deduction Limitation

In the 1993 Omnibus Budget Reconciliation Act ("OBRA"), Congress limited to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers. OBRA provides an exception from this limitation for certain "performance based" compensation, if various requirements are satisfied. The 1993 Plan is designed to satisfy this exception for stock options issued thereunder. Thus, the Company anticipates being entitled to deduct an amount equal to the taxable income reportable by an option recipient on exercise of a non-qualified option or Early Disposition of shares of stock acquired by exercise of an incentive stock option.



Additional requirements must be satisfied, including future shareholder approval of specified performance based goals, if issuance of stock awards and Restricted Stock Grants are to satisfy this exception. At this time, however, the Company does not intend to grant a significant number of stock awards or Restricted Stock Grants in the foreseeable future. Thus, the Company does not anticipate that this deduction limitation will have a material impact.


                            OTHER BENEFIT PLANS


See "Employment and Consulting Agreements"; "Stock Option Plans";
"Retirement Plans"; and "Deferral Agreement" for certain information respecting the Company's other stock option plans and other remuneration plans of the Company.


             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all transactions by reporting persons were reported on a timely basis.

                               OTHER MATTERS

Management of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the Meeting, except those set forth in the foregoing Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                    SHAREHOLDER PROPOSALS FOR
               1995 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 1995 annual meeting of stockholders must be received by the Company at its principal executive offices (757 N. Eldridge, Houston, Texas 77079) by September 30, 1994 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           COST OF SOLICITATION


This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Company may solicit the return of proxies by telephone, telegram or personal interviews. In addition, the Company has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $10,000 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.


                              By Order of the
                            Board of Directors,

                             Gerald K. Burger
                       Vice President and Secretary


Houston, Texas

January 27, 1994.